UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 15, 2010
Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
8800 Technology Forest Place
The Woodlands, Texas 77381
(Address of principal executive
offices and Zip Code)
(281) 863-3000
(Registrant’s telephone number,
including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On March 15, 2010, we entered into a supplement to transaction agreements with Invus, L.P., our largest stockholder (“Invus”), and one of its affiliates, supplementing the terms of our securities purchase, stockholders’ and registration rights agreements, dated June 17, 2007, with Invus, in the case of the securities purchase agreement, as previously amended. Under the securities purchase agreement, Invus made an initial investment of $205.5 million to purchase 50,824,986 shares of our common stock in August 2007 and, prior to giving effect to the supplement to transaction agreements, had the right to require us to initiate up to two pro rata rights offerings to our stockholders, which would provide all stockholders with non-transferable rights to acquire shares of our common stock, in an aggregate amount of up to $344.5 million, less the proceeds of any “qualified offerings” that we may complete in the interim involving the sale of our common stock at prices above $4.50 per share.
     This supplement to transaction agreements, which was entered into in connection with a proposed public offering of our common stock and became effective upon (and subject to) Invus’ grant of consent with respect to such offering, (a) extends the period during which Invus may exercise its right to require us to conduct the first rights offering under the securities purchase agreement from one year beginning on November 28, 2009 to 15 months following November 28, 2009, (b) includes an affiliate of Invus as a holder of registrable shares under the registration rights agreement, (c) provides that any additional shares purchased by Invus and its affiliates from the underwriters will not be restricted shares under the stockholders’ agreement, with the result that such shares will not be subject to the voting restrictions and will not be excluded in determining whether Invus exceeds the 50% ownership threshold at which certain rights under the stockholders’ agreement are triggered or terminate, as would otherwise be the case with respect to shares purchased by Invus from third parties, and (d) reduces the maximum amount of the first and second rights offerings under the securities purchase agreement by the net proceeds to us of the proposed public offering and concurrent private placement, or by approximately $165.0 million. As a result, after giving effect to the supplement to transactions agreements, the maximum amount subject to the first rights offering will not exceed approximately $7.3 million.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

Exhibit No.		Description
10.1	—	Supplement to Transaction Agreements, dated March 15, 2010, with Invus, L.P. and Invus C.V.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.
Date: March 15, 2010	By:	/s/ Jeffrey L. Wade
Jeffrey L. Wade
Executive Vice President and General Counsel

Index to Exhibits

Exhibit No.		Description
10.1	—	Supplement to Transaction Agreements, dated March 15, 2010, with Invus, L.P. and Invus C.V.